EARNINGS RELEASE FOR QUARTER ENDING MARCH 31, 2007

FINANCIAL HIGHLIGHTS
Urbana, IL — April 17, 2007
First Busey Corporation’s Net Income reached an “All Time High” for a single quarter. First Busey earned $7,736,000 for the quarter ended March 31, 2007, an increase of $869,000 or 12.7%, as compared to $6,867,000 for the comparable period in 2006. For the quarter ended March 31, 2007, earnings per share on a fully-diluted basis increased $0.04 or 12.5% to $0.36, as compared to $0.32 in the first quarter in 2006.
First Busey Corporation and Main Street Trust, Inc. shareholders approved the merger of First Busey Corporation and Main Street Trust, Inc. on February 28, 2007. Subject to regulatory approval, First Busey and Main Street anticipate the merger of the holding companies to close in the second quarter of 2007, with the merger of the Main Street Bank & Trust into Busey Bank occurring the fourth quarter of 2007.
First Busey Corporation paid a $0.23 per share dividend in January 2006. The $0.23 per share dividend included a special, one-time dividend payment of $0.05 per share.
Net interest income increased $763,000 or 4.1% to $19,261,000 in the first quarter of 2007 compared to $18,498,000 in the comparable quarter in 2006. Interest income increased $6,275,000 during the first quarter of 2007 compared to the same period in 2006 due primarily to loan growth and higher yields on outstanding loans. Interest expense increased $5,512,000 during the first quarter of 2007 compared to the same period in 2006. The increase in interest expense reflects the combination of growth in time and money market deposits and a market-driven increase in deposit rates.
Non-interest income increased $759,000 or 12.3% to $6,932,000 during the first quarter of 2007 compared to the same period in prior year. Growth in non-interest income was consistent across all categories with the exception of commissions and brokers’ fees.
Non-interest expense increased $555,000 or 3.9% to $14,698,000 during the quarter ended March 31, 2007 compared to the same period in prior year. The increase represents increases in most non-interest expense categories, offset by decreased amortization and other expenses.
Total deposits at March 31, 2007 were $2.042 billion, which is a new high for First Busey Corporation. Total deposits increased $28 million from December 31, 2006 and $217 million, or 11.9% from March 31, 2006. The growth in the prior twelve-month period is primarily in interest-bearing deposits as high deposit yields caused customers to look to interest-bearing deposits as an investment alternative. Total loans at March 31, 2007 increased $192 million, or 10.9% to $1.953 billion from March 31, 2006. As compared to December 31, 2006, loans have decreased $4 million or 0.2%. The loan growth in the prior twelve-month period is due to commercial loan growth in Busey Bank’s Central Illinois locations and the Florida Loan Production Office.
FINANCIAL SUMMARY

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, except per share data)
Earnings & Per Share Data

Net income	$7,736	$6,867
Basic earnings per share	0.36	0.32
Fully diluted earnings per share	0.36	0.32
Dividends per share*	0.23	0.16

*(includes special, one-time $0.05 per share dividend)

Average Balances

Assets	$2,473,712	$2,255,128
Investment securities	335,009	331,979
Loans	1,949,238	1,748,415
Earning assets	2,296,780	2,086,000
Deposits	1,996,040	1,795,128
Stockholders’ equity	185,442	170,349

Performance Ratios

Return on average assets	1.27%	1.23%
Return on average equity	16.92%	16.35%
Net interest margin	3.49%	3.70%
Efficiency ratio	55.12%	55.24%

Loan Performance

Net credit losses	$230	$96
Accruing loans 90+ days past due	2,281	869
Non-accrual loans	8,762	4,778
Foreclosed assets	1,381	258

Provision for loan losses was $300,000 during the first quarter of 2007 compared to $400,000 in the comparable period of 2006. As a percentage of total loans, the allowance for loan losses was 1.21% as of March 31, 2007 and 1.33% as of March 31, 2006. Accruing loans 90+ days past due increased $1,412,000 as of March 31, 2007 as compared to March 31, 2006. The increase in accruing loans 90+ days past due relates primarily to our commercial loan portfolio in the Illinois market. Non-accrual loans as of March 31, 2007 have increased $3,984,000 or 83.4% over March 31, 2006. The increase in non-accrual loans is primarily attributable to loans held in Busey Bank, N.A. (BBNA). Approximately 50% of BBNA’s non-accrual loans are within the commercial loan portfolio related to businesses closely associated with the residential housing market in southwest Florida. The other half of BBNA’s non-accrual loans are related to the remaining loans within BBNA’s short-term construction lending program. BBNA ceased origination of loans under the short-term construction lending program during 2005. First Busey Corporation’s, Busey Bank’s and BBNA’s management team continually re-evaluate and re-assess the respective loan portfolios. A significant amount was placed into the allowance for loan losses during 2005 specifically related to BBNA’s residential real estate exposure. As of March 31, 2007, First Busey Corporation believes the allowance for loan losses is adequate to cover our loss exposure for specific, general and unallocated risks in our loan portfolios.

CONSOLIDATED BALANCE SHEETS

	March 31,
(unaudited)	2007	2006

	(in thousands, except per share data)
Asset
Cash and due from banks	$61,978	$48,983
Federal funds sold	44,700	14,500
Investment securities	328,004	330,216

Loans	1,952,664	1,760,498
Less allowance for loan losses	(23,658)	(23,494)

Net loans	$1,929,006	$1,737,004

Premises and equipment, net	40,452	39,863
Goodwill and other intangibles	57,877	58,969
Other assets	48,495	43,531

Total assets	$2,510,512	$2,273,066

Liabilities & Stockholders’ Equity
Non-interest bearing deposits	$246,124	$245,160
Interest-bearing deposits	1,796,253	1,580,567

Total deposits	$2,042,377	$1,825,727

Federal funds purchased & securities sold under agreements to repurchase	55,855	49,724
Short-term borrowings	1,000	—
Long-term debt	148,650	159,883
Junior subordinated debt owed to unconsolidated trusts	55,000	50,000
Other liabilities	20,022	16,179

Total liabilities	$2,322,904	$2,101,513

Common stock	$22	$22
Common stock to be issued	8	326
Surplus	46,776	44,973
Retained earnings	147,757	133,175
Other comprehensive income	4,781	6,159
Treasury stock	(11,736)	(11,041)
Unearned ESOP shares	—	(2,058)
Deferred compensation for stock grants	—	(3)

Total stockholders’ equity	$187,608	$171,553

Total liabilities & stockholders’ equity	$2,510,512	$2,273,066

Per Share Data

Book value per share	$8.74	$7.99
Tangible book value per share	$6.04	$5.24
Ending number of shares outstanding	21,462,366	21,477,532
CONSOLIDATED STATEMENTS
OF INCOME

	Three Months Ended
	March 31,
(unaudited)	2007	2006

	(in thousands, except per share data)

Interest and fees on loans	$35,515	$29,982
Interest on investment securities	3,761	3,125
Other interest income	159	53

Total interest income	$39,435	$33,160

Interest on deposits	$16,586	$11,331
Interest on short-term borrowings	705	488
Interest on long-term debt	1,884	1,850
Junior subordinated debt owed to unconsolidated trusts	999	993

Total interest expense	$20,174	$14,662

Net interest income	$19,261	$18,498

Provision for loans losses	300	400

Net interest income after provision	$18,961	$18,098

Fees for customer services	$2,666	$2,536
Trust fees	1,710	1,516
Commissions and brokers’ fees	585	669
Gain on sale of loans	656	534
Net security gains	503	224
Other	812	694

Total non-interest income	$6,932	$6,173

Salaries and wages	$6,655	$6,497
Employee benefits	1,642	1,503
Net occupancy expense	1,463	1,247
Furniture and equipment expense	824	800
Data processing expense	534	404
Amortization expense	255	352
Other operating expenses	3,325	3,340

Total non-interest expense	$14,698	$14,143

Income before income taxes	$11,195	$10,128
Income taxes	3,459	3,261

Net Income	$7,736	$6,867

Common Share Data

Basic earnings per share	$0.36	$0.32
Fully-diluted earnings per share	$0.36	$0.32
Average fully-diluted shares outstanding	21,540,897	21,460,308

Corporate Profile
First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-two banking centers serving Champaign, McLean, Ford, Peoria, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. On March 31, 2007, Busey Bank had total assets of $2.0 billion. On July 29, 2005, First Busey Corporation acquired Tarpon Coast Bancorp, Inc. and its primary subsidiary, Tarpon Coast National Bank, Port Charlotte, Florida. Busey Bank Florida and Tarpon Coast National Bank merged at the close of business on February 17, 2006, and the resultant bank is Busey Bank, N.A. Busey Bank N.A. is headquartered in Port Charlotte, Florida, with nine banking centers serving Lee, Charlotte, and Sarasota Counties in Southwest Florida. Busey Bank N.A. had total assets of $451 million as of March 31, 2007. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com.
Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. is a provider of personal insurance products. Busey Investment Group has approximately $2.5 billion in assets under care.
First Busey Corporation’s common stock is traded on the Nasdaq Global Select Stock Market under the symbol “BUSE.” First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.
Forward-Looking Statements
The information in this press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These may include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Each of First Busey and Main Street intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of each of First Busey and Main Street, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The companies’ respective ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain.